CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our report dated December 3, 1998 on the financial statements of Provident Investment Counsel Small Cap Growth Fund I (formerly Provident Investment Counsel Small Cap Growth Fund), series of Provident Investment Counsel Investment Trust; which is included in Post-Effective Amendment No. 37 to the Registration Statement as filed with the Securities and Exchange Commission.


/s/ McGladrey & Pullen LLP


New York, New York
February 28, 2000